Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 28, 2021, by and between HireRight Holdings Corporation, a Delaware corporation (the “Company”), and Conal Thompson (the “Executive”).
WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to continue be employed by the Company, on the terms and conditions set forth herein, effective as of the Effective Date (as defined in Section 2).
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
1.Employment. On the terms and conditions set forth in this Agreement, the Company shall employ the Executive, and the Executive shall be employed by the Company, for the term set forth in Section 2 and in the position and with the duties set forth in Section 3.
2.Term. The term (the “Term”) of the Executive’s employment by the Company pursuant to this Agreement will (a) commence on the effective date (the “Effective Date”) of the Company’s registration statement on Form S-1 initially filed with the Securities and Exchange Commission on October 5, 2021 relating to the initial public offering of the Company’s equity securities (the “IPO”); and (b) end on the date on which the Executive’s employment terminates pursuant to Section 13 (the “Termination Date”). Notwithstanding the foregoing, the effectiveness of this Agreement is subject to the consummation of the IPO, and this Agreement will be void ab initio and of no force and effect if the IPO is not consummated.
3.Position and Duties. The Executive will serve as Chief Technology Officer of the Company, with such duties and responsibilities as the board of directors of the Company (the “Board”) and the Chief Executive Officer of the Company may from time to time determine and assign to the Executive. The Executive shall report directly to the Chief Executive Officer. The Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director or manager and in one or more executive offices of any member of the Company Group, provided that the Executive is indemnified for serving in any and all such capacities on the same basis as is provided to other officers and directors of the Company Group. The Executive will devote the Executive’s best efforts and full business time to the performance of the Executive’s duties and the advancement of the business and affairs of the Company. “Company Group” means, collectively, the Company and its direct and indirect subsidiaries.
4.Place of Performance. In connection with the Executive’s employment by the Company, the Executive will be based at the principal executive offices of the Company or at such other place as the Company and the Executive mutually agree. Executive will be required to travel (a) regularly to the Company’s places of business and (b) otherwise as appropriate in the performance of Executive’s duties.
5.Compensation.
(a)Base Salary. The Company will pay to the Executive an annual base salary at the rate of $437,000 per year effective October 31, 2021 (as may be increased from time to time, the “Base Salary”). The Base Salary will be reviewed for increases on the same basis as such salary reviews are made with respect to other executive officers of the Company, but will not be decreased. The Base Salary will be payable in accordance with the customary payroll practices of the Company.
(b)Annual Bonus. For each fiscal year that ends during the Term, the Executive will be eligible to earn an annual bonus (the “Annual Bonus”) in a target amount equal to 60% of the Base Salary (as may be increased from time to time, the “Target Bonus”). The actual amount of the Annual Bonus, if any, earned for a fiscal year will be determined by the Board based on the achievement of specified Company and/or individual performance criteria, and may exceed or be less than the Target Bonus (and may be zero). The Target Bonus will be reviewed for increases on the same basis as such target bonus opportunity reviews are made with respect to other executive officers of the Company, but will not be decreased. The amount of the Annual Bonus, if any, earned for a fiscal year will be determined and paid on or before the time that annual bonuses are paid to other executives of the Company, but not later than March 31 of the following calendar year, subject to the Executive’s employment through such payment date (except as may otherwise be provided in the Severance Plan (as defined in Section 14(b)).
(c)Equity Awards. The Executive will be eligible to participate in the Company’s long-term incentive equity grant program as the Board determines in its discretion and in accordance with Company practices from time to time (each award granted to the Executive under such program, an “Equity Award”).
(d)Other Benefits. The Executive will be entitled to participate in all of the employee benefit and fringe benefit plans and arrangements that are generally available to senior executives of the Company, on terms and conditions no less favorable to the Executive than those applying to other senior executives of the Company generally.
(e)Vacation; Holidays. The Executive will be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies in effect for senior executives of the Company, which will be taken at reasonable times. The Executive will be subject to the Company’s policies as in effect from time to time regarding vacations and accrued time off. As of the Effective Time, such policies provide that the Executive must take vacation or personal time off on an ad hoc basis and is not entitled to any accrual thereof.
(f)Withholding Taxes and Other Deductions. To the extent required by law, the Company will withhold from any payments due the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.
6.Expenses. The Executive will be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder, provided that all such expenses are accounted for in accordance with the policies and procedures established by the Company.
7.Confidential Information; Intellectual Property.
(a)Confidential Information.
(i)The Executive acknowledges that the continued success of the Company Group depends upon the use and protection of a large body of confidential and proprietary information belonging to one or more members of the Company Group. All such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential

Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form, and whether or not specifically labeled or identified as “confidential”) that is (x) not publicly or generally known (but for purposes of clarity, Confidential Information will never exclude any such information that becomes known to the public because of the Executive’s unauthorized disclosure) and (y) related to the Company Group’s (including any of their predecessors’ prior to being acquired by the Company) current or potential business, including, but not limited to, the information, observations, and data obtained by the Executive during the course of the Executive’s service to the Company Group and its predecessors concerning the business and affairs of the Company Group and its predecessors concerning (A) acquisition opportunities in or reasonably related to the Company Group’s business or industry of which the Executive becomes aware prior to or during the Term, (B) identities and requirements of, contractual arrangements with, and other information regarding the Company Group’s employees (including personnel files and other information), suppliers, distributors, customers, independent contractors, third-party payors, providers, or other business relations and their confidential information, (C) internal business information, including development, transition, and transformation plans, methodologies and methods of doing business, strategic, staffing, training, marketing, promotional, sales, and expansion plans and practices, including plans regarding planned and potential sales, historical and projected financial information, budgets and business plans, risk management practices, negotiation strategies and practices, opinion leader lists and databases, customer service approaches, integration processes, new and existing programs and services, cost, rate, and pricing structures and terms, and requirements and costs of providing service, support, and equipment, (D) trade secrets, technology, know-how, compilations of data and analyses, operational processes, compliance requirements and programs, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data, and data bases, (E) computer software, including operating systems, applications, and program listings, (F) devices, discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, photographs, reports, and all similar or related information (whether or not patentable and whether or not reduced to practice), (G) copyrightable works, (H) intellectual property of every kind and description and (I) all similar and related information in whatever form.
(ii)The Executive acknowledges that the Confidential Information obtained or learned by the Executive during the Term from the Company Group concerning its business or affairs is its property. Therefore, the Executive will not disclose to any unauthorized person or use for the Executive’s own account any of such Confidential Information, whether or not developed by the Executive, without the Board’s prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of the Executive’s acts or omissions to act, (ii) is required to be disclosed pursuant to any applicable law or court order, (iii) is disclosed in confidence to a federal, state or local government official or to an attorney solely to report or investigate a suspected violation of law, or (iv) is disclosed under seal in a complaint or other document filed in a lawsuit or other proceeding without fear of prosecution, liability or retaliation provided the Executive so discloses in strict adherence with 18 U.S.C. §1833. The Executive will take reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss, and theft and agrees to deliver to the Company at the end of the Term, or at any other time the Company Group may request in writing, all copies and embodiments, in whatever form, of memoranda, notes, plans, records, reports, studies, and other documents and data, relating to the business or affairs of the Company Group (including, without limitation, all Confidential Information and

Work Product) that the Executive may then possess or have under the Executive’s control.
(b)Intellectual Property. The Executive acknowledges that all intellectual property, including all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work, and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information, and all similar or related information (whether or not patentable) that relate to the Company Group’s actual or anticipated business, research, and development or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by the Executive (whether alone or jointly with others) during the Term, including any of the foregoing that constitutes any proprietary information or records (“Work Product”), belong to the applicable member of the Company Group. Any copyrightable work prepared in whole or in part by the Executive in the course of the Executive’s work for any of the foregoing entities will be deemed a “work made for hire” to the maximum extent permitted under copyright laws, and the Company will own all rights therein. To the extent any such copyrightable work or the intellectual property rights in the Work Product is not a “work made for hire,” the Executive hereby assigns (with retrospective effect from the Effective Date) and agrees to assign to the applicable member of the Company Group all right, title and interest, including, without limitation, copyright and all other intellectual property rights, in and to such copyrightable work and other Work Product. The Executive will promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership by the Company Group (including, without limitation, assignments, consents, powers of attorney, and other instruments). To the extent state law where the Executive resides requires it, the Executive is notified that no provision in this Agreement requires the Executive to assign any of the Executive’s rights to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless (a) the invention relates at the time of conception or reduction to practice of the invention, (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work you performed for the Company. If the Executive has any inventions or improvements relevant to the Executive’s work for the Company which were made, conceived, or first reduced to practice by the Executive (alone or with others) prior to becoming employed by the Company or its predecessor, in order to remove such inventions or improvements from the assignment provisions in this Section 7(b) the Executive is instructed to identify any and all such inventions or improvements on Schedule A attached hereto. If the Executive has no such inventions or improvements, the Executive is asked to initial in the box above the Executive’s signature. If the Executive does not identify any such inventions or improvements on Schedule A, the Executive represents that there are no such inventions or improvements. If the Executive discloses, uses or incorporates any of the retained inventions specified in Schedule A into any product, service or other work product of the Company without the prior written agreement of the Company, the Executive thereby grants to the Company a perpetual, nonexclusive, royalty-free, fully paid up, irrevocable, worldwide license, including the right to sublicense others, to exercise all intellectual property rights and rights of publicity and/or privacy in such retained inventions which were the subject of such disclosure, use or incorporation without the prior written agreement with the Company.
(c)    Conflict. In case of a conflict between this Section 7 and any obligations of the Executive under Company Group policies or any agreement between the Executive and any member of the Company Group, this Section 7 will control.

8.Non-Competition; Non-Solicitation.
(a)Non-Competition. The Executive acknowledges that the Executive’s employment responsibilities provide the opportunity to be introduced to, become familiar with and learn information about the Company Group’s Confidential Information and provides a competitive advantage to the Company Group, and that during employment the Executive will provide unique services to the Company Group. The Executive agrees further that given the nature of the Company Group’s business, the Executive can provide services from virtually any geographic location. Therefore, during the Term, and for the balance of the Restricted Period if the Executive’s employment terminates other than under Change-in-Control Circumstances, the Executive will not, individually or for or on behalf of any other person or entity, enter into or accept an employment position, provide services to, consult with, or engage in any other business arrangement with an organization or person that competes with, or that holds a non-passive investment in any company that competes with, the Company Group; provided that the Executive is not prohibited from engaging in passive investments of not more than 3% of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market.
(b)Non-Solicitation. During the Term, and for the balance of the Restricted Period if the Executive’s employment terminates other than under Change-in-Control Circumstances, the Executive will not, individually or for or on behalf of any other person or entity, (i) directly or indirectly solicit, employ or retain, or have, cause or assist any other person or entity to solicit, employ or retain, any person who is (or was during the preceding six months) employed or engaged by the Company Group or (ii) call on, solicit or service any customer, supplier, licensee, licensor, representative, agent or other business relation of the Company Group in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with the Company Group, or in any way interfere with the relationship between the Company Group and any such customer, supplier, licensee, licensor, representative, agent or business relation.
(c)Definitions. For purposes of this Section 8, “Restricted Period” means the period commencing on the Effective Date and ending on the first anniversary of the Termination Date; and “Change-in-Control Circumstances” has the meaning given to it in the Severance Plan.
(d)Employment Termination under Change-in-Control Circumstances. In case of termination of the Executive’s employment under Change-in-Control Circumstances and for any reason other than termination by the Company for Cause, the restrictions set forth in this Section 8 will terminate on the Termination Date, provided that in any event for the duration of the Restricted Period the Executive may not engage in either the competitive activities described in Section 8(a) or in the solicitation activities described in Section 8(b) by or through the material use of any Confidential Information.
(e)Conflict. In case of a conflict between this Section 8 and any obligations of the Executive under Company Group policies or any agreement between the Executive and any member of the Company Group, this Section 8 will control.
9.Non-Disparagement. The Executive shall not disparage the Company Group, any of its products or practices, or any of its directors, officers, stockholders or affiliates (each in their capacities as such), either orally or in writing, at any time; provided, however, that the Executive may (a) confer in confidence with the Executive’s spouse or legal representatives, (b) make truthful statements as required by law or when requested by a governmental, regulatory or similar body or entity, and (c) make truthful statements in the course of performing the Executive’s duties to the Company.

10.Permitted Activities. Nothing in this Agreement will prohibit the Executive from reporting possible violations of federal or state law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission, the Congress and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures, and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Notwithstanding anything to the contrary contained herein, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of Confidential Information that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document that is filed in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s Confidential Information to the Executive’s attorney and use the Confidential Information in the court proceeding if the Executive (A) files any document containing the trade secret under seal and (B) does not disclose the Confidential Information, except as permitted by law or otherwise pursuant to court order.
11.Reasonableness of Restraints; Blue Pencil. The Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement, and acknowledges the necessity of such restraints for the reasonable and proper protection of the Company Group’s Confidential Information, business strategies, employee and customer relationships and goodwill now existing or to be developed in the future. If a final and non-appealable judicial determination is made that any of the provisions of this Agreement constitutes an unreasonable or otherwise unenforceable restriction against the Executive, such provision(s) will not be rendered void but will be deemed modified to the minimum extent necessary to remain in full force and effect for the longest period and largest geographic area that would not constitute such an unreasonable or unenforceable restriction. However, notwithstanding the foregoing, the parties acknowledge that (i) during the Term the Executive may relocate and applicable law governing restrictive employment covenants may change, and (ii) it is the intent of the parties not to violate applicable law, and accordingly any covenants or restrictions herein are void to the extent they violate applicable law.
12.Injunctive Relief. The Executive acknowledges and agrees that if any of the provisions of Sections 7 through 9 are proven to have been violated by the Executive, the Company Group will immediately and irreparably be harmed, will not have an adequate remedy at law and will be entitled to seek immediate relief enjoining such violation or threatened violation (including, without limitation, temporary and permanent injunctions and/or a decree of specific performance) in any court or judicial body having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security.
13.Termination of Employment.
(a)Death. The Executive’s employment hereunder will terminate upon the Executive’s death.
(b)By the Company. The Company may terminate the Executive’s employment hereunder under the following circumstances:
(i)The Company may terminate the Executive’s employment hereunder for Disability. “Disability” means the Executive’s substantial inability, due to a physical or mental condition, to perform essential functions of the Executive’s position, with or without accommodation, for a period of three consecutive months or for shorter periods aggregating three months during any six‐month period.
(ii)The Company may terminate the Executive’s employment hereunder with Cause. Subject to Section 13(d), “Cause” means that the Executive: (A) is convicted of or pleads no contest to committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude that manifestly indicates that the Executive is unfit for a role of substantial leadership responsibility; (B) willfully fails to perform the Executive’s material duties as an employee more than 10 days after the Company gives the Executive written notice; or (C) willfully breaches any material obligations to the Company Group (i) under this Agreement or (ii) related to the failure to follow the Company Group’s lawful policies. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote (which cannot be delegated) of not less than three‐quarters of the Board at a meeting of the Board called and held for such purpose (and after 72 hours’ notice of the Executive’s right to appear and be heard before the Board’s vote), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct set forth in such applicable clause specifying the details thereof.
(iii)The Company, in the sole discretion of the Board, may terminate the Executive’s employment hereunder at any time other than for Disability or Cause, for any reason or for no reason at all.
(c)By the Executive. The Executive may terminate the Executive’s employment hereunder at any time, with or without Good Reason. Subject to the notice requirements of Section 13(d), “Good Reason” means the occurrence of any of the following events without the Executive’s written consent:
(A)the Company materially breaches this Agreement or any other legal or contractual obligation to the Executive in any material respect;
(B)the Executive’s job duties, position, status, or reporting relationship (i.e. the position to which the Executive reports, not the individual) is materially reduced, and without limiting other instances, Good Reason is deemed to occur if, following a Change in Control (as defined in the Company’s 2021 Omnibus Incentive Plan), the Executive does not have the same job duties, position, status, and reporting relationship with respect to the acquiror or Surviving Company or Parent Company (as defined in the Company’s 2021 Omnibus Incentive Plan) following the Change in Control as the Executive had with respect to the Company before the Change in Control;
(C)the Company reduces the Base Salary or Annual Bonus target (but excluding discretionary supplemental bonuses, if any); or
(D)the Company requires the Executive to relocate the Executive’s principal residence by more than 20 miles, or assigns duties to the Executive that are impracticable to perform without relocating the Executive’s principal residence by more than 20 miles.
(d)Notice of Termination. Any termination of the Executive’s employment by the Company for Cause or termination by the Executive for Good Reason will be communicated by written notice of termination to the other party hereto in accordance with Section 15. Any such notice of termination shall identify the event or factual basis for the claimed Cause or Good Reason and be sent to the other party within 45 days after the Company or the Executive, as the case may be, first has knowledge of the event or facts which give rise to Cause or Good Reason, with sufficient specificity to allow the Company or the Executive, as the case may be, to cure the event or facts. Cause or Good Reason as specified in such notice of termination will not exist unless the Executive fails to cure the event(s) or facts which the Company claims to give rise to Cause as alleged in the notice (or the Company fails to cure the event(s) or facts which the Executive claims to give rise to Good Reason as alleged in the notice), in either case within 30 days after receiving such notice (if the event(s) or facts are curable), and the Executive actually resigns the Executive’s employment within 90 days after the end of such 30‐day cure period, in the case of resignation for Good Reason, or the Company actually terminates the Executive’s employment within 90 days after the end of such 30‐day cure period, in the case of termination for Cause (provided that the 90-day resignation or termination period shall run from the date of the notice if the event(s) or facts giving rise to Cause or Good Reason are not curable).
(e)Termination of All Positions. Upon termination of the Executive’s employment for any reason, the Executive will have been deemed to resign, as of the Termination Date or such other date requested by the Company, from the Executive’s position on the Board, if applicable, and all committees thereof (and, if applicable, from the board of directors or similar governing bodies (and all committees thereof) of all other members of the Company Group) and from all other positions and offices that the Executive then holds with the Company Group.
14.Compensation Upon Termination.
(a)Accrued Obligations. If the Executive’s employment hereunder is terminated for any reason, the Company will pay or provide the following accrued amounts (the “Accrued Obligations”) to the Executive or to the Executive’s estate (or as may be directed by the legal representatives of the estate), as the case may be, (x) not later than 30 days after the Termination Date in the case of the payments referred to in clause (i) below (or earlier as required by law), (y) at the time that such amount would otherwise be paid to the Executive but for such termination of employment in the case of the payment referred to in clause (ii) below, and (z) at the time when such payments are due in the case of the payments referred to in clause (iii) below:
(i)the Base Salary through the Termination Date;
(ii)other than following a termination of the Executive’s employment by the Company for Cause or by the Executive without Good Reason, the Annual Bonus, if any, earned but not yet paid for the fiscal year preceding the fiscal year in which the Termination Date occurs;
(iii)to the extent not previously paid or provided, any other amounts or benefits required to be paid or provided as of the Termination Date or that the Executive is eligible to receive at the Termination Date in accordance with the terms of any plan, program, policy, practice, contract or agreement of the Company Group (other than any severance plan, program, policy, practice, contract or agreement); it being understood, however, that, unless otherwise specified elsewhere in this Agreement or in the other such plan, program, policy, practice, contract or agreement because of the nature of the termination, no amounts or benefits will vest as a result of the termination, and employee benefits will cease to accrue as of the Termination Date.
(b)Severance Plan. If the Company terminates the Executive’s employment without Cause, or if the Executive terminates he Executive’s employment for Good Reason, the

Executive will be entitled to receive the payments and benefits (in addition to the Accrued Obligations) determined in accordance with, and subject to the terms and conditions set forth in, the HireRight Holdings Corporation U.S. Executive Severance Plan (the “Severance Plan”), provided that (i) the Executive is a Management Committee Employee as defined in the Severance Plan, (ii) the Service Condition described in Section 4(c) of the Severance Plan does not apply to the Executive, and (iii) the requirements of the Compliance Condition described in Section 4(b) of the Severance Plan are subject in all respects to this Agreement. The Executive is not required to mitigate amounts payable or benefits provided under the Severance Plan and the payments and benefits under the Severance Plan will not be reduced or offset in respect of any compensation or earnings from any subsequent employment or endeavor by the Executive. A copy of the Severance Plan as in effect on the date of this Agreement is attached as Exhibit 1 to this Agreement and in such form constitutes a contractual obligation of the Company to the Executive, which obligation will survive changes to, or termination of, the Severance Plan. Notwithstanding the foregoing, if at any time or from time to time the Severance Plan as in effect on the date of this Agreement is improved or replaced with more favorable severance arrangements made available to other Management Committee Employees, the Executive will be entitled to the benefits of such improved version of the Severance Plan or more favorable arrangements.
15.Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder will be in writing and will be delivered, emailed or mailed by first class registered or certified mail, postage prepaid, addressed as follows:
(a)If to the Company:
HireRight Holdings Corporation
100 Centerview Drive
Suite 300
Nashville, Tennessee 37214
Attention: General Counsel
with a copy (which will not constitute notice) to: Chief Human Resources Officer;
(b)If to the Executive, to the Executive’s most recent address on the payroll records of the Company;
or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that will be given or made in the manner described above will be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of delivery) or at such time as delivery is refused by the addressee upon presentation.
16.Severability. The invalidity or unenforceability of any one or more provisions of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect.
17.Survival. The provisions of Sections 7 through 9 will survive the termination of this Agreement and any termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder will survive any termination of this Agreement on the terms and conditions set forth herein.

18.Successors and Assigns.
(a)This Agreement is personal to the Executive and will not be assignable by the Executive without the prior written consent of the Company otherwise than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b)This Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)The Company will require any successor to all or substantially all of the business and/or assets of the Company or any party that acquires control of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
19.Advice of Counsel. Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that he has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.
20.Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement will be binding upon the parties hereto and will inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
21.Amendment; Waiver. This Agreement will not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.
22.Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, will not be deemed to be a part of this Agreement for any purpose and will not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
23.Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto will be governed by and construed in accordance with the laws of the State of the Executive’s primary residence.
24.Dispute Resolution; Venue; Attorneys’ Fees and Costs. Any suit, action or proceeding brought by or against such party in connection with this Agreement will be brought in the state and federal courts of New Castle County, Delaware or, alternatively, the state and county of the Executive’s primary residence, provided that if the Company brings any action or proceeding against the Executive in connection with this Agreement in Delaware, the Executive will be entitled to remove such action or proceeding to the state and county of the Executive’s primary residence and the Company hereby consents to any such removal. Each party expressly and irrevocably consents and submits to the jurisdiction and venue of each such court in connection with any such legal proceeding, including to enforce any settlement, order or award, and such party agrees to accept service of process by the other party or any of its agents in connection with any such proceeding. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTY IN RESPECT OF ITS RIGHTS OR OBLIGATIONS HEREUNDER. If the Executive brings an action to enforce or effect the Executive’s rights under this Agreement and is successful in whole or part, the Company shall pay or reimburse the Executive for all costs and expenses incurred by the Executive in connection with such action, including without limitation the attorney’s fees and costs incurred by counsel to the Executive.
25.Entire Agreement. This Agreement (together with the Severance Plan) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, including, without limitation, the letter agreement, dated as of June 1, 2018, by and between General Information Services and the Executive and any Confidentiality, Non-Solicitation and Proprietary Rights Agreement or other agreement addressing the same topics as Sections 7 and 8 of this Agreement.
26.Section 409A Compliance. It is the intent of this Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), so that none of the severance and other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and this Agreement will be interpreted accordingly. The Executive’s right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments within the meaning of Treas. Reg. § 1.409A-2(b)(2)(iii). The foregoing notwithstanding, the Company will in no event whatsoever be liable for any additional tax, interest or penalty incurred by the Executive as a result of the failure of any payment or benefit to satisfy the requirements of Section 409A of the Code. Notwithstanding any provision to the contrary in this Agreement, (a) no amount of nonqualified deferred compensation subject to Section 409A of the Code that is payable in connection with the termination of the Executive’s employment will be paid to the Executive unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (b) if the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits will not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (ii) the date of the Executive’s death; provided that upon the earlier of such dates, all payments deferred pursuant to this clause (b) will be paid to the Executive in a lump sum, and any remaining payments due under this Agreement will be paid as otherwise provided herein; (c) the determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service will be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); and (d) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A of the Code, such reimbursement or benefit will be provided no later than

December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year will not affect the amount of in-kind benefits provided in any other year.
27.Section 280G of the Code. If there is a change of ownership or effective control or change in the ownership of a substantial portion of the assets of a corporation (within the meaning of Section 280G of the Code) and any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive from the Company or otherwise (“Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company will cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (i) payment in full of the entire amount of the Transaction Payment (a “Full Payment”) or (ii) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”) and the Executive will be entitled to payment of whichever amount that will result in a greater after-tax amount for the Executive. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company will cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits will occur in the following order: (x) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (y) then, reduction of non-cash and non-equity benefits provided to the Executive, on a pro rata basis (or if necessary, to zero) and (z) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of the Executive’s equity awards.
28.Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which will be deemed to constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.
HIRERIGHT HOLDINGS CORPORATION:
By:        /s/ Guy P. Abramo
Name: Guy P. Abramo
Title: President and CEO

THE EXECUTIVE:
/s/ Conal Thompson
Conal Thompson

Schedule A

Retained Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment (which includes my acting as a consultant or part-time employee) by the Company or its predecessors which have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company or its predecessors:

____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________

____________________________________________________________________________

Initial in box if No Retained Inventions ☐

_________________________________________
Executive’s signature

Exhibit 1

HireRight Holdings Corporation
U.S. Executive Severance Plan

See attached

HIRERIGHT HOLDINGS CORPORATION
U.S. MANAGEMENT SEVERANCE PLAN
Vice President and Above

Plan Document and Summary Plan Description
1. Introduction

This U.S. Management Severance Plan (the “Plan”) is adopted by HireRight Holdings Corporation (the “Company”) as of the Effective Date and describes severance benefits to be provided to Eligible Employees of Covered Employers in order to reduce the financial hardship associated with certain circumstances resulting in loss of employment occurring after the Effective Date.

References in parts of this document to “you” mean a particular Eligible Employee reading the Plan.

As of the Effective Date, the Plan replaces and supersedes all previous severance policies of the Covered Employers and any of their predecessors and affiliates with respect to Eligible Employees. The Company reserves the right to amend, modify, or terminate the Plan in whole or in part at any time, but no such amendment, modification, or termination will adversely affect or terminate the rights under the Plan of any Eligible Employee who has a written agreement with any Covered Employer that incorporates the Plan by reference as the expression of that Eligible Employee’s contractual severance entitlements.

This document is also a Summary Plan Description, and describes the provisions of the Plan in effect as of Effective Date and thereafter.

We urge you to read this document carefully so that you will understand the Plan as it applies to you and suggest that you keep this document, and/or any updates or amendments thereto, in a safe place for future reference.

2. Definitions

Capitalized terms used in the Plan are defined as follows:

“Applicable Salary” means the Eligible Employee’s highest annual rate of salary in effect in the 18 months preceding the Termination Date before any salary reduction contributions to any plan under Code Section 125, 132(f) or 401(k), but excluding overtime, bonuses, equity awards, benefits, perquisites, imputed income, or other incentive or extraordinary payments.

“Cause” will have the meaning given such term (or term of similar import) in any employment, consulting, change-in-control, severance or any other agreement between the Eligible Employee and the Covered Employer in effect at the Eligible Employee’s Termination Date, but if “cause” or term of similar import is not defined in, or in the absence of, any such employment, consulting, change-in-control, severance or any other agreement between the Eligible Employee and the Covered Employer, then “Cause” means: (A) embezzlement, theft, misappropriation or conversion, or attempted embezzlement, theft, misappropriation or conversion, by the Eligible Employee of any material property, funds or business opportunity of any Covered Employer, or any other act by the Eligible Employee involving material and intentional theft, fraud, dishonesty, misrepresentation or moral turpitude; (B) willful failure or refusal by the Eligible Employee to perform any lawful directive of any Covered Employer or the duties of the Eligible Employee’s employment; (C) failure to comply with any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy or similar policies of any Covered Employer; (D) gross negligence or material willful misconduct on the part of the Eligible Employee in the performance of his or her duties as an employee, officer or director of any Covered Employer; (E) the Eligible Employee’s willful and material breach of any contractual obligation, fiduciary duty, or duty of loyalty to any Covered Employer; (F) any act or omission to act of the Eligible Employee intended to materially harm or damage the business, property, operations, financial condition or reputation of any Covered Employer; (G) the Eligible Employee’s failure to cooperate, if requested by any Covered Employer, with any investigation or inquiry into the business practices, whether internal or external, of the Company or any Covered Employer or the Eligible Employee, including the Eligible Employee’s refusal to be deposed or to provide testimony or evidence at any trial, proceeding or inquiry; or (H) the Eligible Employee’s voluntary resignation or other termination of employment effected by the Eligible Employee at any time when the Covered Employer could effect such termination with Cause, provided that any act or conduct by a Eligible Employee described in item (B), (C), (D), (E), or (G) will not constitute Cause if (i) the Eligible Employee ceases such act or conduct and cures its effects in all material respects within a period of thirty (30) days following notice thereof by the Covered Employer to the Eligible Employee; and (ii) the Eligible Employee has not previously engaged in any act or conduct described in item (B), (C), (D), (E), or (G) that did not constitute Cause because the Eligible Employee ceased such act or conduct and cured its effects in all material respects within 30 days after notice, as described above. The determination as to whether an Eligible Employee’s service is being terminated for Cause will be made in good faith by the Covered Employer and will be final and binding on the Eligible Employee. Any determination by the Covered Employer that the service of an Eligible Employee was terminated with or without Cause under the Plan will have no effect upon any determination of the rights or obligations of the Covered Employer or such Eligible Employee for any other purpose.

“Change in Control” has the meaning set forth in the Company’s 2021 Omnibus Incentive Plan (as may be amended from time to time).

“Change-in-Control Circumstances” means the Termination Date occurs during the period beginning 91 days before a Change-in-Control and ending 18 months following such Change-in-Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Covered Employer” means the Company and/or any direct or indirect wholly owned subsidiary of the Company, regardless of when formed or acquired, that intends to be and becomes an employer of an Eligible Employee (but not with respect to persons the entity does not intend to employ but that might be deemed employees under common law or joint employment doctrine).

“Disability” will have the meaning given such term in any employment, consulting, change-in-control, severance or any other agreement between the Eligible Employee and the Covered Employer in effect at the Eligible Employee’s Termination Date, but if “Disability” is not defined in, or in the absence of, any such employment, consulting, change-in-control, severance or any other agreement between the Eligible

Employee and the Covered Employer, then “Disability” means cause for termination of the Eligible Employee’s employment or service due to a determination that the Eligible Employee is disabled in accordance with a long-term disability insurance program maintained by the Company or another Covered Employer or a determination by the U.S. Social Security Administration that the Eligible Employee is totally disabled.

“Effective Date” is the date of the commencement of public trading of the common stock of the Company following the initial public offering thereof.1

“Eligible Employee” means a Full-Time Regular Employee of any Covered Employer:

(i)who is a resident of the USA;

(ii)who has been employed on a continuous basis for at least 180 days by any one or more Covered Employers as of the Termination Date;

(iii)who is a Vice President or above as of the Termination Date;

(iv)whose employment is terminated by the Covered Employer without Cause, or by the Eligible Employee with Good Reason; and

(v)who is not entitled to or eligible for any other severance benefits pursuant to any other plan or policy of, or any contract with, any Covered Employer or any other affiliate of the Company.

For clarity, an employee who voluntarily resigns employment without Good Reason or whose employment is terminated by a Covered Employer for Cause is not an Eligible Employee. For purposes of clause (iii) of this definition of “Eligible Employee” and an Eligible Employee’s entitlement to Severance Benefits pursuant to Section 5, references to an Eligible Employee’s title shall disregard any reduction in title effected by any Covered Employer during the period set forth in the definition of “Change-in-Control Circumstances”.

“Full-Time Regular Employee” means only those employees who are regularly scheduled to work 30 or more hours per week, and in any case excludes an employee who is classified on the records of a Covered Employer as a temporary employee, intern, leased employee, independent contractor, intermittent employee, or any similar classification.

“Good Reason” will have the meaning given such term (or term of similar import) in any employment, consulting, change-in-control, severance or any other agreement between the Eligible Employee and the Covered Employer in effect at the Eligible Employee’s Termination Date, but if “Good Reason” or term of similar import is not defined in, or in the absence of, any such employment, consulting, change-in-control, severance or any other agreement between the Eligible Employee and the Covered Employer, then “Good Reason” means the occurrence of any of the following events without the Eligible Employee’s written consent: (i) the Covered Employer materially breaches the terms of the Eligible Employee’s employment as set forth in a written employment agreement, if any; (ii) the Covered Employer materially reduces the Eligible Employee’s job duties without a bona fide reason to do so based upon the Eligible Employee’s performance, skills, experience, or availability (provided that a change in
1 Trading of the common stock of HireRight Holdings Corporation commenced on October 28, 2021.

duties will not constitute a reduction in duties without a material and permanent reduction in substantive job characteristics such as (without limitation) scope of responsibility or difficulty; or (iii) the Covered Employer reduces the Base Salary other than as part of a broad-based salary reduction not exceeding 20% over any two-year rolling period; provided that “Good Reason” will not exist unless (x) the Eligible Employee gives the Covered Employer written notice of resignation for “Good Reason” (including an identification of the event the Eligible Employee claims to be “Good Reason”) within 45 days after the Eligible Employee’s first having knowledge of the occurrence of the event, (y) the Covered Employer does not cure the event within 30 days after receiving such notice (if the event is curable) and (z) the Executive resigns his employment within 90 days after the end of such 30‐day cure period.
“Lump Sum Payment Date” means three business days after the later of the Termination Date or the date the Release Condition is satisfied.

“Management Committee Employee” means an Eligible Employee who is classified above the level of Executive Vice President in the Company’s human resources records or according to any employment agreement, offer letter, or promotion notice. The inclusion of the word “Chief” in an Eligible Employee’s title does not necessarily mean that the Eligible Employee is a Management Committee Employee.

“Separation Agreement” means a Separation Agreement and Release of Claims against the Company and its affiliates (including the Covered Employer) and their personnel arising out of an Eligible Employee’s employment or termination thereof, in the form specified by the Company.

“Severance Benefits” means the Severance Benefits described in Section 5 below.

“Termination Date” means the date an Eligible Employee’s employment with a Covered Employer terminates, following any period of advance notice provided by the Eligible Employee or the Covered Employer and following the satisfaction of any Service Condition as described below.

3. Severance Benefits Entitlement

a.Conditions. Eligible Employees who meet each of the Release Condition, the Compliance Condition, and the Service Condition described below, and the other conditions and requirements of the Plan, are entitled to receive Severance Benefits. An Eligible Employee who fails or ceases to comply with the Release Condition, the Compliance Condition, or the Service Condition, or any other condition or requirement of the Plan, at any time during the period beginning on the Termination Date and ending on the later of the first anniversary of the Termination Date and the cessation of payment of Severance Benefits and does not cure such non-compliance within ten days of notice and demand by the Company, will cease to be eligible to receive Severance Benefits and must promptly repay to the Company all Severance Benefits received.

b.Replacement Employment. An Eligible Employee who, at any time before payment in full of all Severance Benefits, is hired or offered bona fide continued employment on a permanent basis by (i) any Covered Employer or other affiliate of the Company or the successor of any of them; or (ii) an acquiror of any Covered Employer or any affiliate of such acquiror, in any case in any position with base salary or wage rate and bonus potential each at least equal to the Eligible Employee’s levels thereof in effect as of immediately before the Termination Date will not receive Severance Benefits due after the earlier of the date of hire or ten days after the date the offer for such employment is extended, whether or not the Eligible Employee accepts such offered position.

4. Conditions

a. Release Condition. As a condition to receipt of any Severance Benefits, and notwithstanding the timing specified in the Plan for payment of Severance Benefits, (i) an Eligible Employee must execute and deliver to the Company a Separation Agreement; (ii) such Separation Agreement, and in particular the release set forth therein, must become effective as to all released parties following lapse without revocation of any applicable revocation period; and (iii) the Eligible Employee must comply in all material respects with such Separation Agreement.

b.Compliance Condition. As a condition to receipt of any Severance Benefits, an Eligible Employee must comply in all material respects with all legal and contractual obligations to the Company and the Eligible Employee’s former Covered Employer, including without limitation obligations under any agreement or agreements requiring assignment of intellectual property to the Covered Employer, limiting disclosure and use of confidential information or trade secrets of the Covered Employer or other affiliate of the Company, solicitation of customers and employees of the Covered Employer or other affiliate of the Company, and restricting conduct that is competitive with or adverse to the Covered Employer or other affiliate of the Company, provided this Compliance Condition does not require compliance with any obligations that are not legal and enforceable.

c. Service Condition. As a condition to receipt of any Severance Benefits, an Eligible Employee (other than a Management Committee Employee) must continue in employment and discharge his/her duties in good faith until the termination of employment date specified by the Covered Employer, which termination date will not be more than 90 days following notification to the Eligible Employee of impending termination of employment unless the Eligible Employee agrees in writing to a later termination date.

5. Severance Benefits

“Severance Benefits” under the Plan are as follows:

a.Vice President. For Eligible Employees who, as of the Termination Date, are classified as Vice President in the Company’s human resources records or according to any employment agreement or offer letter or promotion notice:

(i)Under circumstances other than Change-in-Control Circumstances: (A) an amount equal to 50% of the Eligible Employee’s base salary, payable over a period of approximately six months following the Termination Date; plus (B) a pro-rated portion of the Eligible Employee’s earned bonus under the Covered Employer’s applicable bonus or incentive plan for the year in which the Termination Date occurs, based upon the portion of that year served to the Termination Date and payable in a lump sum not later than three business days after the earned bonus is determined.

(ii)Under Change-in-Control Circumstances: (A) an amount equal to 50% of the sum of the Eligible Employee’s Base Salary plus the Eligible Employee’s target bonus for the year in which the Termination Date occurs, payable in a lump sum not later than the Lump Sum Payment Date; plus (B) a pro-rated portion of the Eligible Employee’s target bonus for the year in which the Termination Date occurs, based upon the portion of the year served and payable in a lump sum not later than the Lump Sum Payment Date; plus (C) immediate accelerated full vesting of all outstanding equity awards issued to the Eligible Employee that, by their terms, vest based upon the passage of time during continued employment without specific performance requirements and have not yet vested as of the Termination Date.

(iii)Under all circumstances, reimbursement of COBRA premiums for continuation for six months of the same health benefits in effect for the Eligible Employee and his/her family under the Company’s health plan at the Termination Date.
b. SVP & EVP. For Eligible Employees who, as of the Termination Date, are classified as Senior Vice President or Executive Vice President in the Company’s human resources records or according to any employment agreement or offer letter or promotion notice:
(i)Under circumstances other than Change-in-Control Circumstances: (A) an amount equal to 75% of the Eligible Employee’s Base Salary, payable over a period of approximately nine months following the Termination Date; plus (B) a pro-rated portion of the Eligible Employee’s earned bonus under the Covered Employer’s applicable bonus or incentive plan for the year in which the Termination Date occurs, based upon the portion of that year served to the Termination Date and payable in a lump sum not later than three business days after the earned bonus is determined.

(ii)Under Change-in-Control Circumstances: (A) an amount equal to 75% of the sum of the Eligible Employee’s Base Salary plus the Eligible Employee’s target bonus for the year in which the Termination Date occurs, payable in a lump sum not later than the Lump Sum Payment Date; plus (B) a pro-rated portion of the Eligible Employee’s target bonus for the year in which the Termination Date occurs, based upon the portion of the year served and payable in a lump sum not later than the Lump Sum Payment Date; plus (C) immediate accelerated full vesting of all outstanding equity awards issued to the Eligible Employee that, by their terms, vest based upon the passage of time during continued employment without specific performance requirements and have not yet vested as of the Termination Date.

(iii)Under all circumstances, reimbursement of COBRA premiums for continuation for nine months of the same health benefits in effect for the Eligible Employee and his/her family under the Company’s health plan at the Termination Date.

c. Management Committee Employees. For Eligible Employees who, as of the Termination Date, are Management Committee Employees:

(i)Under circumstances other than Change-in-Control Circumstances: (A) an amount equal to 100% of the Eligible Employee’s Base Salary, payable over a period of approximately 12 months following the Termination Date; plus (B) a pro-rated portion of the Eligible Employee’s earned bonus under the Covered Employer’s applicable bonus or incentive plan for the year in which the Termination Date occurs, based upon the portion of that year served to the Termination Date and payable in a lump sum not later than three business days after the earned bonus is determined.

(ii)Under Change-in-Control Circumstances: (A) an amount equal to 100% of the sum of the Eligible Employee’s Base Salary plus the Eligible Employee’s target bonus for the year in which the Termination Date occurs, payable in a lump sum not later than the Lump Sum Payment Date; plus (B) a pro-rated portion of the Eligible Employee’s target bonus for the year in which the Termination Date occurs, based upon the portion of the year served and payable in a lump sum not later than the Lump Sum Payment Date; plus (C) immediate accelerated full vesting of all outstanding equity awards issued to the Eligible Employee that, by their terms, vest based upon the passage of time during continued employment without specific performance requirements and have not yet vested as of the Termination Date.

(iii)Under all circumstances, reimbursement of COBRA premiums for continuation for 12 months of the same health benefits in effect for the Eligible Employee and his/her family under the Company’s health plan at the Termination Date.

d. All Eligible Employees.

(i)Outplacement. In addition to the foregoing, the Company shall provide to the Eligible Employee an opportunity to participate at the Company’s expense in an outplacement program with such features and offered by such provider as may be designated by the Company in its discretion. Any outplacement services provided under the Plan shall be completed by an Eligible Employee in accordance with the outplacement vendor’s requirements; however, in no circumstances shall the outplacement services extend beyond the first anniversary of the Eligible Employee’s Termination Date.

(ii)Taxes; Payment Schedule. All Severance Benefits are subject to applicable taxes and withholding. Except for payments specified as payable in a lump sum, cash payments based upon salary and bonus shall be paid as if continuation of salary in substantially equal installments on each Company standard payroll date. Each installment shall be treated as a separate and distinct payment for purposes of Code Section 409A. All severance payments shall be paid no later than the last day of the second calendar year following the year of termination.

6. Plan Administration

a. The Plan Administrator. The Plan Administrator is HireRight Holdings Corporation, acting through its officers. The Administrator may at any time delegate

(exclusively or non-exclusively) to any other named person or body, or reassume therefrom, any of its responsibilities or administrative duties with respect to the Plan.

Subject to the limitations of the Plan, the Plan Administrator may, in its sole and absolute discretion, make such rules and regulations as it deems necessary or proper for the administration of the Plan and the transaction of business thereunder; interpret the Plan; decide on questions as to the eligibility of any person to receive benefits and the amount of such benefits; authorize the payment of benefits in such manner and at such times as the Plan Administrator may determine; prescribe forms to be used for making various elections under the Plan, for applying for benefits and for any other purposes of the Plan, which prescribed forms in all cases must be executed and filed with the Plan Administrator (unless the Plan Administrator shall otherwise determine), and take such other action or make such determinations in accordance with the Plan as it deems appropriate.

The Plan Administrator shall also have discretion and authority to interpret Plan terms to reflect the Company’s intent. In the event of a scrivener’s error that renders a Plan term inconsistent with the Company’s intent, the Company’s intent controls, and any inconsistent Plan term is made expressly subject to this requirement. The Plan Administrator has the authority to review any extrinsic evidence of intent to conform the Plan term to be consistent with the Company’s intent. Any determination made by the Plan Administrator shall be given deference in the event it is subject to judicial review and shall be followed in all instances unless it is arbitrary and capricious.

No individuals (other than as specifically authorized by the Plan Administrator) have any authority to interpret the Plan (or other official Plan documents) or to make any promises to you about the Plan or the benefits it provides. Only written advice from the Plan Administrator may be relied upon with respect to any features of the Plan.

b. No Duplication of Benefits. An Eligible Employee may not receive severance benefits under both the Plan and any other policy, program, or practice, or any contract of or with any Covered Employer or other affiliate of the Company providing severance payments or similar benefits with respect to the same separation. No Eligible Employee is entitled to receive more than the Severance Benefits corresponding to one employment level under the Plan.

c. No Obligation to re-employ. No Covered Employer or other affiliate of the Company has any obligation to rehire, engage or employ an Eligible Employee in any capacity, including as an independent contractor or consultant, or to affirmatively assist an Eligible Employee in any employment efforts, except for the outplacement services stated herein.

d. Compliance with Code Section 409A. It is intended that the Severance Benefits are, to the greatest extent possible, exempt from the application of Section 409A of the Code (“Section 409A”) and the Plan shall be construed and interpreted accordingly. However, if the Company (or, if applicable, the successor entity thereto) determines that all or a portion of the payments and benefits provided under the Plan constitute "deferred compensation" under Section 409A and that the Eligible Employee is a "specified employee" of the Company (or Covered Employer) or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the date that is six months following the Eligible Employee's

"separation from service" (as defined under Section 409A) and the Company (or Covered Employer) (or the successor entity thereto, as applicable) shall (A) pay to the Eligible Employee a lump sum amount equal to the sum of the payments that the Eligible Employee would otherwise have received during such six-month period had no such delay been imposed, and (B) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. To the extent required by Section 409A, any payments to be made to an Eligible Employee upon his or her termination of employment shall only be made upon such Eligible Employee’s separation from service. Neither the Company nor any Covered Employer makes any representations that the payments and benefits provided under the Plan comply with Section 409A and in no event shall the Company or any Covered Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Eligible Employee on account of noncompliance with Section 409A.

e. Benefit Overpayments. If an Eligible Employee or his or her beneficiary or estate receives any payment under the Plan in excess of the amount which he or she is entitled to receive (including, without limitation, due to mistake of fact or law, or reliance on false or fraudulent statements or information submitted by the Eligible Employee), the Eligible Employee (or his or her beneficiary or estate) will be obligated to repay such excess payments to the Plan upon receipt of a written notice by the Plan Administrator (or any other duly authorized designee) requesting such repayment. The Plan Administrator has full authority, in its sole discretion, to recover the amount of any excess payments (plus interest, attorney’s fees and costs) paid by the Plan to or on behalf of an Eligible Employee or his or her beneficiary or estate. Such authority shall include, but shall not be limited to, the right to (i) seek the excess payment in a lump sum from such recipient; and (ii) initiate legal action or take such other legal action as may be necessary or appropriate to recover any overpayment (plus interest, attorney’s fees and costs).

7. Claims Procedure

a. Initial Claims. Any claim you have with respect to eligibility, participation, benefits or other aspects of the operation or administration of the Plan, including but not limited to: recovery of benefits under the Plan; enforcing rights under the Plan; or clarification with respect to rights to future benefits under the Plan, shall be made in writing to the Plan Administrator within 90 days following the date you knew or should have known of the facts upon which the claim is based. The Plan Administrator will provide you with the necessary forms and make all determinations as to the right of any person to a disputed benefit.

If you make a claim for benefits under the Plan, you will be notified of the acceptance or denial of your claim within 90 days from the date the Plan Administrator receives your claim. In some cases, your request may take more time to review and an additional processing period of up to 90 days may be required. If that happens, you will be notified in writing. The written notice of extension will indicate the circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to your failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to you until the date on which you respond to the Plan’s request for information.

If your claim is wholly or partially denied, or any other adverse benefit determination is made with respect to your claim, the Plan Administrator will furnish you with a written notice of this denial. This written notice will be provided to you within a reasonable period of time (generally 90 days) after the receipt of your claim by the Plan Administrator, subject to any tolling period as set forth above. The written notice will contain (i) the specific reason or reasons for the denial; (ii) specific reference to those Plan provisions on which the denial is based; (iii) a description of any additional information or material necessary to correct your claim and an explanation of why such material or information is necessary; and (iv) a description of the Plan’s appeals procedures (described below) and the applicable time limits, as well as a statement of your right to bring a civil action under ERISA following an adverse benefit determination on review.

b. Claims Appeals. If your claim has been denied, or any other adverse benefit determination is made regarding your claim, and you wish to submit your claim for review, you must file your claim for review, in writing, with the Plan Administrator. You must file the claim for review no later than 60 days after you have received written notification of the denial of your claim for benefits (or, if none was provided, no later than 60 days after the deemed denial of your claim). In connection with the request for review, you (or your duly authorized representative) may submit to the Plan Administrator written comments, documents, records, and other information relating to the claim. In addition, you will be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim. The review by the Plan Administrator will take into account all comments, documents, records, and other information you submit relating to the claim.

The Plan Administrator will make a final written decision on a claim review, in most cases, within 60 days after receiving your written claim for review. In some cases, your claim may take more time to review, and an additional processing period of up to 60 days may be required. If that happens, you will be notified in writing. The written notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to make a determination with respect to the claim. If the extension is required due to your failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to you until the date on which you respond to the Plan Administrator’s request for information.

The Plan Administrator’s decision on your claim for review will be communicated to you in writing. If an adverse benefit determination is made, this notice will include (i) the specific reasons(s) for the adverse benefit determination with references to the specific Plan provisions on which the determination is based; (ii) a statement that you are entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (iii) a statement of your right to bring a civil action under Section 502(a) of ERISA.

All interpretations, determinations and decisions of the Plan Administrator with respect to any claim, claim on review or any other matter relating to the Plan will be made in its sole discretion based on the Plan documents and will be deemed final and conclusive and binding on all affected parties.

c. Claim Limitation Period. No legal or equitable action to enforce your rights (or clarify your right to future benefits) under the Plan may be brought unless and until you have followed the claims and appeals procedures described herein, and the benefits requested have been denied in whole or in part, or there is some other adverse benefit determination. In addition, no legal or equitable action to enforce your rights (or clarify your right to future benefits) under the Plan, or against the Plan Administrator or any other Plan fiduciary may be brought more than one year following the earlier of (i) the date that such one-year limitations period would commence under applicable law, or (ii) the date upon which you knew or should have known that you did not receive an amount due under the Plan, or (iii) the date on which you fully exhausted the Plan’s administrative remedies.

8. Your Rights Under The Employee Retirement Income Security Act Of 1974

a. Receive Information About Your Plan and Benefits. As a Participant in the Plan, an Eligible Employee is entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan Participants shall be entitled to:

(i)Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(ii)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated Summary Plan Description. The Administrator may make a reasonable charge for the copies.

b. Prudent Actions by Plan Fiduciaries. In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of Eligible Employees and beneficiaries. No one, including your Employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

c. Enforce Your Rights. If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

d. Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the U.S. Department of Labor, Employee Benefits Security Administration, Division of Technical Assistance and Inquiries, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

HIRERIGHT HOLDINGS CORPORATION

By: _____________________
Name: Brian W. Copple
Title:    Secretary
Date:    23 October 2021

ADMINSTRATION INFORMATION
Plan Name	HireRight Severance Plan
Employer Identification Number	81-5023164
Plan Number	502
Plan Year	January 1 to December 31
Plan Sponsor	HireRight Holdings Corporation 100 Centerview Drive, Suite 300 Nashville, TN 37214 Telephone Number: (615) 320-9800
Plan Administrator	HireRight Holdings Corporation 100 Centerview Drive, Suite 300 Nashville, TN 37214 Telephone Number: (615) 320-9800
Type of Plan	Employee welfare benefit plan within the meaning of ERISA Section 3(1).
Funding Method	Employer funded with general corporate assets
Direct Inquiries to:	Claims for Severance Benefits should be submitted to the Plan Administrator
Agent for Service of Legal Process	General Counsel HireRight Holdings Corporation 100 Centerview Drive, Suite 300 Nashville, TN 37214 Telephone Number: (615) 320-9800